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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 15, 2002, except as to Note 19 which is as of January 28, 2002, relating to the consolidated financial statements and financial statement schedule, which appears in DoubleClick Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2002 relating to the financial statements and supplemental schedules, which appears in the Annual Report of the DoubleClick Inc. 401(k) Plan on Form 11-K for the year ended December 31, 2001.



                                            /s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
New York, New York
July 22, 2002